SITEK INCORPORATED
                     FOUNDER-EXECUTIVE EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of July 2, 1999 by and between SITEK, Inc., a Delaware corporation ("SITEK"), and Mark Simon, an individual and SITEK founder ("Simon"). An executive position may be occupied by Simon in SITEK, one or more of its divisions or any of its wholly owned subsidiaries ("Subsidiary"). This agreement is also binding for any Subsidiary to which Simon is assigned.

Simon and SITEK wish to provide mutual promises and assurances that will define the nature and terms and conditions of their relationship. Therefore, in consideration of the mutual promises, acknowledgments and representations herein, the parties agree as follows:

1. EMPLOYMENT AND DUTIES. Simon will work exclusively and on a full-time basis for SITEK and shall devote his best efforts to accomplishing the goals and objectives mutually established with SITEK's Chief Executive Officer ("CEO"). Simon's primary title shall be Vice President of SITEK. Simon may also have titles and executive responsibilities for one or more SITEK divisions or subsidiaries.

2 TERM. Employment under this Agreement shall commence on the effective date and shall continue for a period of five (5) years, unless earlier terminated as set forth in Section 5 below. Thereafter, this Agreement shall automatically renew for additional three (3)-year terms unless either party gives the other written notice of non-renewal at least six (6) months prior to the expiration of the initial term or any renewal term.

3 COMPENSATION.

(a) BASE SALARY. SITEK agrees to pay Simon a base salary, before deducting all applicable withholdings, at the rate of $120,000 per year, which shall be payable in accordance with SITEK's standard payroll policies as they may be revised from time to time. SITEK shall consider increases in the annual rate of pay to be effective on Simon's anniversary date of each year, commencing on the anniversary date in the year 1999.

(b) INCENTIVE BONUS. Simon shall be entitled to participate in a bonus plan for SITEK Executives. By meeting specific objectives established with the CEO, Simon may earn, in addition to his base salary, an incentive bonus of up to 40% of Simon's base salary per year based one-half on Simon's individual performance (as mutually agreed upon with the CEO) and one half on the Executive staff's achieving its planned and budgeted operating income goals for the company. This incentive bonus will be paid on an annual basis not later than the end of the third fiscal month of each following fiscal year.

(c) AUTO ALLOWANCE. Simon is entitled to an automobile allowance of $650 per month (after withholding), paid on the last day of the month as a payroll item. Payment of Auto Allowance shall begin on condition of cash availability.

4. BENEFITS. In addition to the compensation described above, while Simon is employed, SITEK shall provide Simon the benefits described in this section. All benefits shall terminate upon expiration or termination of this Agreement and unused benefits shall have no cash value and shall not be compensated to Simon upon termination or expiration of this agreement.

(a) HEALTH AND MEDICAL INSURANCE. SITEK shall pay for and provide Simon and his family with the same type of health, medical, dental and vision insurance as is provided from time to time to all of SITEK's Founder Executives.

(b) LIFE AND DISABILITY INSURANCE. SITEK will purchase a term life insurance policy for Simon in an amount equal to five (5) times Simon's annual income provided Simon meets all the usual and customary qualifying criteria established by Simon's life insurance provider. In addition to any disability income available from the Arizona Worker's Compensation Fund, SITEK shall also purchase a long-term disability insurance policy for Simon that will provide a disability benefit to Simon equal to one-half of Simon's annual income. Simon shall be subject to all exclusions, limitations and restrictions contained in the life and disability policies provided and SITEK shall not be a guarantor of any benefits available under these policies.

(c) PAID TIME OFF. Simon shall have three weeks annual vacation. If Simon is unable, due to the demands of his position, take vacation, the vacation shall accrue into the next year. Simon may accrue unused vacation up to 27 weeks. Simon shall also be entitled to an additional 10 working days of time off for personal business or illness. Personal business or illness shall not accrue from year to year.

(d) EXPENSE REIMBURSEMENT. SITEK shall, upon receipt of appropriate documentation, reimburse Simon for his reasonable travel, lodging and other ordinary and necessary business expenses consistent with SITEK's policies as in effect from time to time.

(e) 401K PROGRAM. When such plan becomes available, Simon will be eligible to participate in SITEK's 401K retirement program under the same terms as those applicable to all SITEK Executives.

5. TERMINATION. SITEK may terminate this Agreement at any time in the manner provided herein. Simon may terminate this Agreement at any time upon delivery of thirty days' written notice. Termination of this Agreement shall terminate completely Simon's employment with SITEK.

(a) NOTICE OF NON-RENEWAL. Notice of non-renewal shall be given in writing at least one-year prior to expiration of the then current term, in which case, this Agreement shall not be automatically renewed and shall terminate upon expiration of the then current term. In the case of non-renewal, Simon shall receive severance pay of one-year's salary it the rate at the time of non-renewal notice and one year of medical insurance after leaving the company.

(b) FOR CAUSE. SITEK may terminate this Agreement for cause upon written notice to Simon stating the facts constituting such cause. If Simon is terminated for cause, SITEK shall be obligated to pay Simon base salary at the current rate due him through the date of termination. For purposes of this section, "cause" shall include: (1) neglect of duties as established by mutual consent (2) the appropriation or attempted appropriation of a material business opportunity of SITEK, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of SITEK; (3) the misappropriation or attempted misappropriation of any of SITEK's funds or property; (4) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, or any other crime with respect to which imprisonment is a possible punishment.

(c) WITHOUT CAUSE. SITEK may terminate this Agreement at any time without cause, by giving 120 days' written notice to Simon. Within seventy-two hours of termination without cause, SITEK shall pay to Simon the base salary due him through the date of termination plus the amount remaining in his term of employment plus an additional five years' salary. SITEK shall provide paid medical insurance for Simon and his family and other benefits for a period of three (3) years after termination without cause. If Simon is terminated without cause, SITEK will also vest all non-vested options and shares in the company due Simon and Simon's shares and options shall have "piggyback" registration rights in any subsequent public offering for a period of ten (10) years

(d) DISABILITY. If during the term of this Agreement, Simon fails to perform his duties hereunder because of illness or other incapacity for a period of 300 consecutive, SITEK shall have the right to terminate this Agreement without further obligation hereunder except for any amounts payable pursuant to disability plans generally applicable to SITEK's Executives.

(e) DEATH. If Simon dies during the term of this Agreement, this Agreement shall terminate immediately, and Simon's beneficiaries shall be entitled to receive the base salary and benefits due Simon through the term of the agreement, and any other death benefits generally applicable to Executives.

(f) UNFRIENDLY TAKEOVER OF SITEK. In the event that control of SITEK is obtained under hostile or unfriendly circumstances, Simon's stock and options shall immediately vest and Simon's employment agreement shall automatically renew for five additional years.

6. NONDISCLOSURE OF PROPRIETARY INFORMATION. SITEK, due in part to Simon's direction and leadership, invents, develops, manufactures and markets processes and products that involve experimental or inventive work. SITEK's success depends upon the protection of these processes and products by patent or by secrecy. Simon will substantially contribute to and have access to much of SITEK's "Proprietary Information." It is mutually agreed that SITEK and Simon will keep such information secret:

(a) "Proprietary Information" shall mean: (1.) any and all methods, inventions, improvements, information, data or discoveries, whether or not patentable, that are secret, proprietary, confidential or generally undisclosed, (including information originated or provided by Simon) in any area of knowledge, including information concerning trade secrets, processes, software, products, patents, inventions, formulae, apparatus, techniques, technical data, improvements, specifications, servicing, attributes and relative attributes relating to any of SITEK's equipment, devices, processes or products; and (2.) the identities of SITEK's customers and potential customers ("Customers") including Customers Simon successfully cultivates or maintains during his Engagement using SITEK's products, name or infrastructure; the identities of contact persons at Customers; the preferences, likes, dislikes and technical and other requirements of Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease, terms, service plans, and other marketing terms and techniques; SITEK's business methods, practices, strategies, forecasts, know-how, pricing, and marketing plans and techniques; the identity of key accounts; the identity of potential key accounts; and the identities of SITEK's key customer representatives and Executives. Proprietary Information shall not be deemed to include (1.) information that was known to Simon on a non-confidential basis prior to the Engagement with SITEK of this Agreement or (2.) information that is or hereafter becomes known to the general public without a breach or fault on the part of Simon.

(b) Simon acknowledges that SITEK has exclusive property rights to certain Proprietary Information and Simon hereby assigns all rights he might possess in certain Proprietary Information to SITEK. Except as required in the performance of the duties of his employment with SITEK, Simon will not at any time during or after the term of his Engagement, without the prior written consent of SITEK, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information or any other information of a secret, proprietary, confidential or general undisclosed nature relating to SITEK, its products, Customers, processes or services, including information relating to testing, research, development, manufacturing, marketing or selling.

(c) All documents, records, notebooks, notes, memoranda, data bases, and similar repositories containing Proprietary Information made or compiled by Simon at any time during his term of employment, including any and all copies thereof, are and shall be the property of SITEK, shall be held by him in trust solely for the benefit of SITEK, and shall be delivered to SITEK by him on the termination of his employment or at any other time upon the request of SITEK.

(d) Simon agrees to certify in writing at or before final termination of the employment that Simon no longer has in Simon's possession, custody or control any copies of any business documents generated at or relating to SITEK nor SITEK's Proprietary Information, whether in hard copy, on a computer's hard drive, on disks or in any other form or media.

(e) All pertinent information regarding SITEK's business disclosed to, learned by or developed by Simon during the course of the employment shall be presumed to be Proprietary Information.

(f) Simon agrees to provide notification, at the start of any new engagement or employment, to all subsequent Employers or contracting parties who are involved in any way in the semiconductor industry or are otherwise SITEK's competitors, of the terms and conditions of this Agreement, along with a copy of this Agreement.

7. INVENTIONS.

(a) For purposes of this section, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae, and techniques, concerning SITEK activities, business and products that Simon makes, discovers or conceives either solely or jointly with others during employment by SITEK and, if based on or related to Proprietary Information, at any time after termination of such employment. All Inventions shall be solely the property of SITEK and Simon agrees to perform the requirements of this Section with respect thereto without the payment by SITEK of any royalty or any consideration other than as provided in this Agreement.

(b) Simon shall maintain his own and cause his staff to maintain written notebooks in which he and they shall set forth on a current basis information as to all Inventions describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on SITEK's behalf, whether or not in Simon's opinion a given project has resulted in an Invention. The written notebooks shall at all times be the property of SITEK and shall be surrendered to SITEK upon termination of employment or upon request of SITEK.

(c) Simon shall apply, at SITEK's request, support and expense, for United States and foreign letters patent in Simon's name (or jointly if the patent has several authors).

(d) Simon hereby assigns to SITEK all rights to Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon Inventions generated under this agreement and during the term of Simon's employment.

(e) Simon shall acknowledge and deliver promptly to SITEK without charge to SITEK but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of Simon's inventorship, as may be necessary in the opinion of SITEK to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent relating to the Inventions and to vest the entire right and title thereto in SITEK or its nominee.

(f) Simon's obligation to assist SITEK in obtaining and enforcing patents for Inventions in any and all countries shall continue beyond employment but SITEK shall compensate Simon at a reasonable rate for time actually spent at SITEK's request on such assistance. If SITEK is unable for any reason whatsoever to secure Simon's signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Inventions, including renewals, extensions, continuations, division or continuations in part thereof, Simon hereby irrevocably designates and appoints SITEK and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in his behalf and instead of Simon, to execute and file any application and to do all other lawful permitted acts to further the prosecution and issuance of patents with the same legal force and effect as if executed by Simon.

(g) As a matter of record Simon has identified on Exhibit A attached hereto all inventions or improvements relevant to the activity of SITEK which have been made or conceived or first reduced to practice by Simon alone or jointly with others prior to his Engagement by SITEK, that he desires to remove from the operation of this and Simon covenants that such list is complete. If there is no such list or if no Exhibit A is attached, Simon represents that he has made no such inventions and improvements at the time of signing this Agreement.

(h) Simon will assign rights to SITEK to certain inventions, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by SITEK. In return, SITEK will remunerate Simon a fair value for this intellectual property. If SITEK and Simon are unable to agree on a fair value, they will agree to a value established by a mutually acceptable third party expert.

8. NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES OF SITEK.

(a) For a period of one year after termination of this Agreement, Simon agrees not to solicit or call on any third party or entity, any customer or potential customer of SITEK whom Simon solicited or called on during the one year period immediately prior to the termination of his employment, or such customers or potential customers with which he became acquainted or of which he learned during his last year of employment unless the products or service represented do not compete with any of the products or services manufactured, assembled, distributed, offered or sold by SITEK.

(b) During the term of this Agreement and for a period of one year after termination this Agreement, Simon will not solicit any of SITEK's Employees for a competing business or otherwise induce or attempt to induce such Employees to terminate their employment with SITEK.

9. EXCLUSIVE ENGAGEMENT. During the period of this Agreement, Simon shall not, without the Board's express written consent, engage in any employment, consulting activity or business other than for SITEK. Activity as a passive investor in or outside director for another business enterprise shall not be considered a violation of this section for so long as such business enterprise is not competing or conducting business with SITEK and so long as such activities do not adversely impact the performance of Simon's duties to SITEK.

10. NON-COMPETE. The parties acknowledge that Simon has acquired or will acquire much knowledge and information concerning SITEK's business and Customers as the result of Simon's status as founder and Executive employee. The parties further acknowledge that the scope of business in which SITEK is engaged is worldwide and very competitive, that such business is one in which few companies can compete successfully, and that competition by Simon in that business would injure SITEK severely. Accordingly, Simon agrees that during his employment and for a period of one year following the end of the employment, Simon will not take any of the following actions within 1,500 miles of Simon's principal office location, or, in the event Simon had an assigned territory, in the territory or territories Simon worked in on behalf of SITEK:

(a) Directly or indirectly, sell or attempt to sell products or services for or on behalf of any business that manufactures, assembles, distributes, offers or sells any products or services that compete with any services or products then manufactured, assembled, distributed, offered or sold by SITEK;

(b) Persuade or attempt to persuade any potential customer or client to which SITEK has made a proposal or sale, or with which SITEK has been having discussions, not to transact business with SITEK, or instead to transact business with Simon, another person or organization;

(c) Solicit the business of any company that has been a customer or client of SITEK at any time during Simon's employment, provided, however, if Simon becomes employed by or represents a business that exclusively sells products or services that do not compete with products or services then marketed or intended to be marketed by SITEK, such contact shall be permissible.

11. COMPLIANCE WITH LAW AND AMENDMENT BY COURT: If there is any conflict between any provision of this Agreement and any statue, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any part of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but: (i) the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice; and (ii) the court shall amend the Agreement to the extent necessary to make the Agreement valid and enforceable.

12. FREEDOM FROM ENGAGEMENT RESTRICTIONS. Simon represents and warrants that Simon has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Simon's employment by SITEK including Simon's compliance with the terms of this Agreement. In particular, Simon is not subject to a preexisting non-competition agreement, and no restrictions or limitations exist respecting Simon's ability to perform fully Simon's obligations to SITEK.

13. THIRD PARTY TRADE SECRETS. During Simon's employment, Simon agrees not to copy, refer to, or in any way use information that is proprietary to any third party (including any previous Employers). Simon represents and warrants that he has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies Proprietary Information from any third party, and that Simon does not intend to copy, refer to, or in any way use information that is proprietary to any third party in performing Simon's duties for SITEK.

14. INJUNCTIVE RELIEF. Simon acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to SITEK, that damages caused by a breach would be extremely difficult to calculate, and that injunctive relief, as well as damages, would be appropriate.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Simon, his heirs, executors, assigns, and administrators and shall inure to the benefit of SITEK, its successors, and assigns.

16. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

17. GOVERNING LAW AND VENUE. Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona, and each of the parties consents to the exclusive jurisdiction of such courts and waives any objection to jurisdiction or venue of such courts.

18. CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereof.

19. NONDELEGABILITY OF SIMON'S RIGHTS AND SITEK ASSIGNMENT RIGHTS. The obligations, rights and benefits of Simon hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Simon, SITEK may transfer Simon to an affiliate of SITEK, which affiliate shall assume the obligations of SITEK under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring SITEK or its business.

20. SEVERABILITY. In the event any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

21. ATTORNEYS' FEES. Except as otherwise provided herein, in the event any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

22. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

If to SITEK:               SITEK, Inc.
                           Attention: President/Chief Executive Officer
                           1817 W.  4th Street
                           Tempe, AZ 85281

With a copy to:   Quarles & Brady
                           Attention: David T.  Barton
                           One East Camelback Road, Suite 400
                           Phoenix, AZ  85012

If to Simon:               Mark Simon
                           943 N. Blue Marlin
                           Gilbert, AZ 85234

or to such other address as any party may provide to the other in accordance with this Section.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof (I.E., Simon's employment by SITEK) and supersedes all prior or contemporaneous understandings or agreements in regard thereto. No modification or addition to this Agreement shall be valid unless in writing, specifically referring to this Agreement and signed by all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.


EMPLOYER:                                   EXECUTIVE:
SITEK, Inc.,                                Mark Simon
A Delaware Corporation


------------------------------------        ------------------------------------
Don M. Jackson, Jr.                         Mark Simon
Its President/Chief Executive Officer



Date:
      -------------------------------

                                    Exhibit A

                    Simon Personal Intellectual Property List